Exhibit 99.1

     LHC Group to Host NYC Investor Day Meeting on November 20th

           Presentation to Be Broadcast Live on the Internet

    LAFAYETTE, La.--(BUSINESS WIRE)--Nov. 13, 2007--LHC Group, Inc. (NASDAQ: LHCG), a leading provider of post-acute healthcare services primarily in non-urban markets in the United States, announced today that it will provide an online Web simulcast of the Company's Investor Day to be held at the NASDAQ MarketSite in New York City on November 20, 2007, from 12:00 noon to 3:00 p.m. Eastern time. The presentation will include discussions by key-note speakers on corporate strategy, market factors and financial metrics followed by question and answer sessions.

    In addition to the live broadcast, a 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to this broadcast can be found on the Company's website at www.lhcgroup.com or www.opencompany.info.

    About LHC Group, Inc.

    LHC Group is a leading provider of post-acute healthcare services primarily in non-urban markets in the United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: LHC Group, Inc.
             Eric Elliott, 337-233-1307
             Vice President of Investor Relations
             eric.elliott@lhcgroup.com